                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant          [ X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement         [  ]  Confidential, For use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2)
[ X ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           SAFEGUARD SCIENTIFICS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]   No fee required.

[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)   Title of each class of securities to which transaction applies:

        (2)   Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)   Proposed maximum aggregate value of transaction:

        (5)   Total fee paid

[   ]   Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)   Amount previously paid:
        (2)   Form, Schedule or Registration Statement No.:
        (3)   Filing Party:
        (4)   Date Filed:

[GRAPHIC OMITTED]       Safeguard Scientifics, Inc.




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, MAY 8, 1997


TO THE SHAREHOLDERS:

         The Annual Meeting of Shareholders of Safeguard Scientifics, Inc. (the "Company") will be held at the Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Routes 202 and 29, Malvern, Pennsylvania 19355 on Thursday, May 8, 1997 at 2:00 p.m., local time, for the following purposes:

              1.    to elect twelve directors;

              2. to consider and vote on a proposal to amend the Company's 1990 Stock Option Plan; and

              3. to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has established the close of business on March 21, 1997 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please complete, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.

                                         By order of the Board of Directors,




                                         JAMES A. OUNSWORTH
                                         Secretary


800 The Safeguard Building
435 Devon Park Drive
Wayne, PA  19087
April 3, 1997

                           SAFEGUARD SCIENTIFICS, INC.
                           800 The Safeguard Building
                              435 Devon Park Drive
                            Wayne, Pennsylvania 19087

                                 PROXY STATEMENT

         The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Safeguard Scientifics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 8, 1997 (such meeting and any adjournment or adjournments thereof referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed Proxy are being mailed to shareholders on or about April 3, 1997.


Voting Securities

         Only the holders of shares of common stock, par value $.10 per share (the "Common Stock"), of the Company of record at the close of business on March 21, 1997 (the "Shares") are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 31,424,983 Shares outstanding and entitled to be voted at the Annual Meeting. It is the intention of the persons named in the Proxy to vote as instructed by the shareholders or, if no instructions are given, to vote as recommended by the Board. Each holder of Shares entitled to vote will have the right to one vote for each Share standing in his name on the books of the Company, except that in the election of directors, each shareholder will have the right of cumulative voting. In such election, each holder of Shares entitled to vote will have a number of votes equal to the number of Shares he owns multiplied by the total number of directors to be elected, and he may cast the whole of such votes for one candidate, or distribute them among any two or more candidates. To vote cumulatively, a shareholder must write the name of the nominee or nominees selected and the number of votes to be cast for each nominee, followed by the words "cumulate for," on the line provided under Item 1 of the Proxy. Discretionary authority to cumulate votes is hereby solicited by the Board.

         The twelve nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors. The approval of the proposal to amend the Company's 1990 Stock Option Plan requires a majority of the votes cast at a meeting at which a quorum representing a majority of all outstanding voting stock of the Company is present, either in person or by proxy, and voting on such proposed amendment. Votes withheld from any director, broker non-votes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Only those votes that are cast as affirmative or negative will be treated as voting on any matter presented at the Annual Meeting.


Revocability of Proxy

         Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A shareholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

Persons Making the Solicitation

         The cost of soliciting Proxies, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies in person or by telephone.


Shareholder Proposals for 1998 Annual Meeting

         Shareholders intending to present proposals at the next Annual Meeting of Shareholders to be held in 1998 must notify the Company of the proposal no later than December 4, 1997.


        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of March 21, 1997, the Company's Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Shares, the Company's only class of equity securities outstanding. The table also shows the number of Shares owned beneficially by each director or nominee, by each named executive officer, and by all directors and officers as a group.

                                                    Number of
                                                     Shares         Percent of
                                                    Owned (1)         Class
                                                    ---------       ----------
Warren V. Musser
   800 The Safeguard Building
   435 Devon Park Drive
   Wayne, PA 19087(2)...........................     3,124,021         9.9%
Vincent G. Bell, Jr.(3) ........................       473,568         1.5%
Donald R. Caldwell(4)...........................       254,684            *
Robert A. Fox(5)................................       169,000            *
Delbert W. Johnson(5)...........................       135,999            *
Robert E. Keith, Jr.(6).........................        22,338            *
Peter Likins, Ph.D..............................        36,694            *
Jack L. Messman(5)..............................        57,000            *
Russell E. Palmer(7)............................        21,094            *
John W. Poduska, Sr., Ph.D......................       162,000            *
Heinz Schimmelbusch, Ph.D.(5)...................        42,691            *
Hubert J. P. Schoemaker, Ph.D.(5)...............        66,000            *
Jerry L. Johnson(5).............................        43,128            *
Charles A. Root(5)..............................       391,409         1.2%
Edward R. Anderson..............................         2,400            *
Executive officers and directors as a group
   (19 persons)(8)..............................     5,426,514        17.0%

---------
*    Less than 1% of the outstanding Common Stock.

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the shares (except for shares held jointly with spouse).

(2) Includes 280,000 shares held by a charitable foundation of which Mr. Musser is a director and an executive officer, and 40,000 shares held by the Claire V. Sams Trust, of which Mr. Musser is the trustee. Mr. Musser disclaims beneficial ownership of the shares owned by the charitable foundation and the Claire V. Sams Trust. The reduction in Mr. Musser's ownership interest from 12.5% in May 1996 to 9.9% presently is a result of a transfer of shares made pursuant to a property settlement in a divorce proceeding. Those shares are now held by Betty Musser, whose present intention is to retain control of the stock.

(3) Includes 10,000 shares held by a charitable foundation. Mr. Bell shares voting and dispositive power of these shares.

(4) Includes 300 shares held in a custodial account for a minor child and 6,250 shares held in trust for the benefit of his spouse.

(5) Includes for Messrs. Fox, Delbert Johnson, Messman, Schimmelbusch, Schoemaker, Jerry Johnson and Root, 9,000 shares, 31,300 shares, 15,000 shares, 42,000 shares, 15,000 shares, 40,000 shares and 104,800 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by May 20, 1997.

(6) Includes 300 shares held by Mr. Keith's spouse and 15,000 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by May 20, 1997. Mr. Keith disclaims beneficial ownership of the shares owned by his spouse.

(7) Includes 3,000 shares held by Mr. Palmer's spouse and 12,000 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by May 20, 1997. Mr. Palmer disclaims beneficial ownership of the shares owned by his spouse.

(8) Includes 537,500 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable by May 20, 1997.

         As of March 21, 1997, CompuCom Systems, Inc. ("CompuCom") and Tangram Enterprise Solutions, Inc. ("Tangram") are majority owned subsidiaries of the Company. As of March 21, 1997, officers and directors of the Company beneficially owned the following percentage of shares of common stock outstanding in each such company: (i) CompuCom: Mr. Anderson, 1.8%; all officers and directors of the Company as a group, other than Mr. Anderson, less than 1%; and (ii) Tangram: all officers and directors as a group, approximately 1%.


                            I. ELECTION OF DIRECTORS

         It is intended that the persons named as Proxies for the Annual Meeting will vote in favor of the election of the following twelve nominees as directors of the Company to hold office until the Annual Meeting of Shareholders in 1998 and until their successors are elected and have qualified. All of the nominees are presently serving as directors of the Company. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holders of the Proxies may vote the Proxies for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors to be elected.

         The Board unanimously recommends that shareholders vote FOR the election of the slate of nominees set forth in this Proposal. Proxies will be so voted unless shareholders specify otherwise on their proxy cards. The twelve nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors.



                                                                                             Has Been a
                                              Principal Occupation and Business               Director
               Name                           Experience During Last Five Years                Since           Age
-------------------------               -------------------------------------------          ----------        ---
Warren V. Musser                        Chairman of the Board and Chief
                                        Executive Officer of the Company(1)(4)(5)........        1953           70
Vincent G. Bell, Jr.                    President, Verus Corporation, a
                                        management investment firm (1)(2)(4)(6)..........        1956           71
Donald R. Caldwell                      President and Chief Operating Officer
                                        of the Company(7)................................        1996           50
Robert A. Fox                           President, R.A.F. Industries, Inc. and
                                        affiliates, diversified manufacturing,
                                        distribution and service companies(2)(4)(8)......        1981           67
Delbert W. Johnson                      Chairman and Chief Executive Officer,
                                        Pioneer Metal Finishing, a specialty
                                        metal finishing division
                                        of the Company(9)................................        1992           58
Robert E. Keith, Jr.                    President and Chief Executive Officer,
                                        Technology Leaders Management, Inc.,
                                        a venture capital management
                                        company(10)......................................        1996           55
Peter Likins, Ph.D.                     President, Lehigh University(3)(11)..............        1988           60
Jack L. Messman                         Chairman and Chief Executive Officer,
                                        Union Pacific Resources Group Inc., an
                                        energy company(3)(12)............................        1994           57
Russell E. Palmer                       Chairman and Chief Executive Officer,
                                        The Palmer Group, a corporate
                                        investment firm(2)(3)(4)(13).....................        1989           62
John W. Poduska, Sr., Ph.D.             Chairman, Advanced Visual Systems, Inc.,
                                        a provider of visualization software(3)(14)......        1987           59
Heinz Schimmelbusch, Ph.D.              Managing Director, Safeguard
                                        International Fund, L.P., a
                                        private equity fund, and President and
                                        Chief Executive Officer of Allied
                                        Resource Corporation, pursuing
                                        technology-oriented investment
                                        opportunities in process industries (1)(15)......        1989           52
Hubert J.P. Schoemaker, Ph.D.           Chairman of the Board and co-founder of
                                        Centocor, Inc., a biotechnology
                                        company (1)(16)..................................        1993           47

----------
(1)  Member of the Executive Committee, of which Dr. Schoemaker is Chairman.

(2)  Member of the Compensation Committee, of which Mr. Fox is Chairman.

(3)  Member of the Audit Committee, of which Mr. Palmer is Chairman.

(4)  Member of the Nominating Committee, of which Mr. Fox is Chairman.

(5) Mr. Musser is Chairman of the Board of Cambridge Technology Partners (Massachusetts), Inc. and a director of Coherent Communications Systems Corporation, CompuCom Systems, Inc. and National Media Corporation, and a trustee of Brandywine Realty Trust. Mr. Musser also serves on a variety of civic, educational and charitable Boards of Directors including The Franklin Institute and the Board of Overseers of The Wharton School of the University of Pennsylvania and serves as Vice President/Development, Cradle Liberty Council, Boy Scouts of America, as Vice Chairman of The Eastern Technology Council, and as Chairman of the Pennsylvania Council on Economic Education.

(6)  Mr. Bell is a director of BHC Financial Corp.

(7) Mr. Caldwell served as Executive Vice President of the Company from November 1993 until February 1996, when he was promoted to President and Chief Operating Officer. From 1991 through 1993, Mr. Caldwell was President of Valley Forge Capital Group, Ltd., a business mergers and acquisition advisory firm that he founded. From 1990 through 1991, Mr. Caldwell was Chief Administrative Officer of Cambridge Technology Partners (Massachusetts), Inc., a provider of systems integration, consulting and custom system development services. Mr. Caldwell is a director of Integrated Systems Consulting Group, Inc. and Diamond Technology Partners Incorporated and is a nominee for election as a director of CompuCom Systems, Inc. and Quaker Chemical Company of Philadelphia. Mr. Caldwell also serves on a variety of civic and charitable boards, including The Philadelphia Orchestra and The Pennsylvania Academy of Fine Arts, of which he is Chairman.

(8)  Mr. Fox is a director of Prime Bancorp, Inc.

(9) Mr. Johnson served as the President and Chief Executive Officer of Pioneer Metal Finishing from 1978 until October 1994, when he assumed the position of Chairman of the Board and Chief Executive Officer. Mr. Johnson is a director of Coherent Communications Systems Corporation, CompuCom Systems, Inc., Ault, Inc., First Bank Systems, Inc. and Tennant Company, Inc. Mr. Johnson was the Chairman of the Ninth District Federal Reserve Bank from 1991 to 1993 and was the 1993 Chairman of the Federal Reserve Board Conference of Chairmen. Mr. Johnson is the brother of Jerry L. Johnson, an executive officer of the Company.

(10) Mr. Keith served as President and Chief Operating Officer of Technology Leaders Management, Inc. from 1991 until February 1996, when he was promoted to President and Chief Executive Officer. Mr. Keith is a director of Cambridge Technology Partners (Massachusetts), Inc., National Media Corporation and Wave Technologies International, Inc.

(11) Dr. Likins also has served as a technical consultant for a number of companies, including Boeing Aerospace Co., the Jet Propulsion Laboratory and Dynacs Engineering Co. and was a member of the President's Council of Advisors for Science and Technology from 1989 to 1993. Dr. Likins is a director of Consolidated Edison Company of New York, Communications Satellite Corporation and Parker-Hannifin Corp.

(12) Prior to joining Union Pacific Resources Group Inc. in April 1991, Mr. Messman was Chairman and Chief Executive Officer of USPCI, Inc., a provider of hazardous waste services and a subsidiary of Union Pacific Corporation, from May 1988 until April 1991. Mr. Messman is a director of Cambridge Technology Partners (Massachusetts), Inc., Novell, Inc., Tandy Corp., Union Pacific Resources Group Inc. and USDATA Corporation.

(13) Prior to organizing The Palmer Group in June 1990, Mr. Palmer was Dean of The Wharton School of the University of Pennsylvania from 1983 to June 1990. He was managing partner and Chief Executive Officer of Touche Ross & Co. (now Deloitte & Touche) from 1972 to 1983. Mr. Palmer is a director of Allied-Signal, Inc., Bankers Trust New York Corporation, Federal Home Loan Mortgage Corporation, GTE Corporation, and The May Department Stores Company.

(14) Prior to joining Advanced Visual Systems, Inc. in January 1992, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer, from December 1989 to December 1991. Dr. Poduska is a director of Cambridge Technology Partners (Massachusetts), Inc. and Union Pacific Resources Group, Inc.

(15) From 1973 to 1993, Dr. Schimmelbusch was associated with Metallgesellschaft AG, a raw materials company of which he served as Chairman of the Executive Board from March 1989 to December 1993 and as Deputy Chairman of the Board of Management from July 1988 to March 1989.

(16) Dr. Schoemaker is also a co-founder and a director of Tocor II, Inc.

Committees and Meetings of the Board of Directors

         The Board held six meetings in 1996. The Company's Board of Directors has appointed standing Audit, Compensation, Executive and Nominating Committees. The Compensation Committee, which met once in 1996, fixes compensation levels including incentive compensation for all officers and other principal employees, and administers the stock option plans and the long term incentive plan. The Audit Committee met four times during 1996. The Audit Committee recommends the firm to be appointed as independent certified public accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent certified public accountants, reviews with management and the independent certified public accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company, and reviews the non-audit services to be performed by the independent certified public accountants. The Executive Committee, which acted by unanimous consent during 1996, is authorized to act upon all matters with respect to the management of the business and affairs of the Company, except that its authority to authorize and approve investments by the Company, other than investments made in the normal course of business, is limited to investments of up to $5 million per transaction in respect of any particular company, entity or person, and up to $10 million in the aggregate between Board meetings. The Nominating Committee, which was established by the Board in February 1996, is responsible for recommending nominees for election to the Company's Board of Directors. The Nominating Committee will consider qualified candidates recommended by shareholders, who should submit any such recommendations, including a detailed statement of qualifications, to the Nominating Committee, c/o the Corporate Secretary, Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1945. All of the directors, with the exception of Mr. Keith and Dr. Schoemaker, attended at least 75% of the total number of Board and Committee meetings of which they were members during the period in which they served as a director.


Directors' Compensation

         In 1996, directors who were not employees received an annual cash retainer of $17,500, plus $1,000 for each Board meeting attended and $500 for each Committee meeting attended on a date other than a Board meeting date. In addition, Mr. Fox and Mr. Palmer, as Chairman of the Compensation Committee and Audit Committee, respectively, received an annual cash retainer of $1,000.

         The Company has deferred compensation plans ("Deferred Compensation Plan") covering certain of its directors and a limited number of officers. All contributions to the Deferred Compensation Plan were completed by the end of 1988. Upon retirement (or an earlier date in certain cases) or upon termination of service as a director, the participant is entitled to receive (as a level payment over 15 years or as a lump sum) an amount equal to the aggregate credits to the participant's account plus an investment growth factor. Under the Deferred Compensation Plan, Mr. Bell began receiving quarterly payments of $3,100 in February 1992, which was reduced to $3,000 in February 1994. These payments will continue, subject to adjustment in accordance with the terms of the Deferred Compensation Plan, for a period of 15 years. The Company has purchased life insurance contracts to provide it with funds estimated to be sufficient to cover its obligations under the Deferred Compensation Plan, and the Company is the owner and beneficiary of such contracts. If assumptions as to mortality experience, future policy dividends and other factors are realized, the Company will recover an amount equal to all benefit payments under the Deferred Compensation Plan, the premium payments on the insurance contracts, and a portion of the interest earned on the use of the premium payments.

Directors' Stock Options

         In 1989, the Company adopted the Stock Option Plan for Non-Employee Directors ("Directors' Plan"). Pursuant to the formula contained in the Directors' Plan, as amended, each Eligible Director was entitled to receive an option to purchase 60,000 shares of the Company's Common Stock upon his initial election to the Board, a Service Grant to purchase 12,000 shares of Common Stock on the December 31st next occurring after the end of every two years' service thereafter, and an option to purchase 3,000 shares of Common Stock for each $500 increase in directors' compensation in excess of 10% over the fee in effect immediately before the date of such grant ("Incentive Grant"), subject to reduction for any Service Grant made as of the same date. Pursuant to the terms of the formula contained in the Directors' Plan, each Eligible Director would have been entitled to receive an option to purchase 12,000 shares of Common Stock on December 31, 1996. In light of recent amendments to Section 16 of the Securities Exchange Act of 1934 eliminating the requirement that options granted to directors be made pursuant to a formula plan, the Board determined that it would be in the best interests of the Company to terminate the Directors' Plan upon receipt of shareholder approval of the proposal contained in Item II of this Proxy Statement. In lieu of the formula grant of 12,000 options under the Directors' Plan that was to be made to each director, on December 31, 1996, each director of the Company, other than Messrs. Musser and Caldwell, received an option to purchase 5,000 shares of the Company's common stock at an exercise price of $31.00. The options vest 25% each year commencing on the first anniversary of the grant date and have a term of eight years.


                   REPORT OF THE BOARD COMPENSATION COMMITTEE

         The Compensation Committee of the Board (the "Committee") reviews and approves management recommendations for compensation levels, including incentive compensation, for the executives of the Company, and administers the Company's stock option plans and long term incentive plan.

         The current members of the Committee are all outside directors of the Company. Warren V. Musser, who is Chairman of the Board and Chief Executive Officer of the Company, was a member of the Committee until October 1996. Mr. Musser, who is also the largest single shareholder of the Company, does not participate in the Company's stock option plans or long term incentive plan. Mr. Musser did not participate in decisions regarding his compensation.

         One of the executive officers named in the compensation tables, Edward
R. Anderson, is employed and compensated by CompuCom, a publicly traded company that is a majority owned subsidiary of the Company and its largest partnership company. Mr. Anderson has not and does not participate in any of the Company's compensation plans and his compensation arrangements are not reviewed by the Committee. Consequently, the report of this Committee does not relate to the compensation of Mr. Anderson.

Executive Compensation Policies

         The Company's executive compensation program is designed to support the Company's mission to achieve maximum returns for its shareholders by providing active strategic management, operating guidance and innovative financing to its partnership companies and transferring that value to shareholders via rights offerings. The Company's objectives are to attract and retain outstanding executives, to promote among them the economic benefits of stock ownership in Safeguard and its partnership companies, and to motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company.

         Base compensation levels are initially established for new executives on the basis of subjective factors, with reference to the experience and achievements of the individual and the level of responsibility to be assumed in the Company. Salary increases are awarded each year based on increased levels of individual responsibility, to maintain an appropriate scale among company executives based on relative positions and responsibilities, and on general levels of inflation. Annual cash bonuses are intended to motivate executives to achieve and exceed annual corporate performance targets and strategic objectives. Target levels of executive bonuses are determined in advance for each year as a percentage of base salary, which percentages are based on the executive's ability to impact Company performance. Bonuses are awarded at year-end based on a review of the level of achievement of financial and strategic objectives as defined in the Company's plan and the plans of the partnership companies (including the publicly held partnership companies) as approved by the Company, and individual performance. Company performance, rather than individual performance, is given the greatest weight in bonus determinations. The Company's primary objective is to create and increase the value of the Company and its partnership companies. Value creation at the Safeguard level is reflected in the market price of its stock and the operating performance and market value of its partnership companies. A significant mark of the Company's success in creating value in partnership companies is the successful completion of a rights offering of the partnership company's stock to the Company's shareholders. Specific financial and strategic objectives may include achievement of pre-tax operating earnings targets, strengthening a partnership company's management/marketing team, building strategic alliances, identifying and exploiting markets, increasing existing market share and penetration, and obtaining additional financing. Based on the foregoing review, bonuses are paid as a percentage of target amounts. Bonuses may exceed target amounts when, in the judgment of the Committee, performance levels are deemed to be superior.

         Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's shareholders and to encourage executives and key employees to remain in the Company's employ. Generally, grants are not made every year, but are awarded subjectively, based on a number of factors, including the Company's achievement of financial and strategic objectives, the individual's contributions in providing strategic leadership and oversight for the Company and its partnership companies, and the amount and term of options already held by the individual.

         The Company's long term incentive plan is intended to support the Company's strategy of rewarding shareholders through rights offerings or other dispositions to shareholders of selected Safeguard partnership companies. The plan is designed to channel the energies of executives and key employees into efforts that create shareholder value over the long term by enabling participants to share in the results of their contributions through direct participation in the growth of Safeguard's partnership companies. Growth of the partnership companies benefits the Company's shareholders indirectly, by increasing the value of the Company's ownership interest in the partnership companies, and directly, by increasing the value of the stock in the publicly held partnership companies previously distributed to the Company's shareholders through rights offerings. Grants to executives under the long term incentive plan may be made in the form of restricted stock in a partnership company or in share units which entitle a grantee to participate in the appreciation of the book value or the fair market value, at the Committee's discretion, of the stock of a partnership company above set threshold levels. All share unit grants under the plan are subject to vesting over a period of years and the attainment of certain threshold levels. Shares subject to restricted stock awards are subject to certain restrictions and are held in escrow by the Company until the attainment of certain threshold levels. Book value and market value share units are payable after a fixed period of years (subject to acceleration) in cash or in stock of the partnership company if the threshold levels are achieved.

         The Committee believes that its policy of aligning the interests of executives and key employees with the long-term interests of the Company's shareholders has been successful, as evidenced by the cumulative total return on the Company's common stock, assuming investment in rights offerings, as shown in the second stock performance graph that appears on page 16.


Company Policy on Qualifying Compensation

         Internal Revenue Code Section 162(m), adopted in 1993, provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table that is not "performance-based" as defined in Section 162(m). In order for incentive compensation to qualify as "performance-based" compensation under Section 162(m), the Committee's discretion to grant awards must be strictly limited. The Company believes that its 1990 Stock Option Plan, as amended and described in Item II of this Proxy Statement, meets the performance-based exception under Section 162(m). The Committee believes that the benefit to the Company of retaining the ability to exercise discretion under the Company's remaining incentive compensation plans outweighs the limited risk of loss of tax deductions under Section 162(m). Therefore, the Committee does not currently intend to seek to qualify any of its other incentive compensation plans under Section 162(m).


CEO Compensation

         The Committee determined in December 1995 that no increase would be made for 1996 in base salary for Mr. Musser or any other executive officers of the Company. The decision was based in part on a review of CEO compensation among the largest companies in the Philadelphia metropolitan area in order to keep Mr. Musser in the middle one-third of that group. Mr. Musser was awarded a bonus for 1996 equal to 100% of his target bonus. This decision was based on the continued success of the management team in conveying to the investment community the value being created by the Company, as reflected in the substantial stock price increase for the Company in 1996; and on the Company and its partnership companies achieving a large portion of their strategic objectives, the most significant of which were: the successful completion of two rights offerings by Integrated Systems Consulting Group, Inc. and Sanchez Computer Associates, Inc.; the announcement and filing of a registration statement for a third rights offering by Diamond Technology Partners, Incorporated; the completion of a $40 million fund-raising for Internet Capital Group, LLC to pursue internet opportunities; an initial closing of over $80 million for SCP Capital Partners L.P. to pursue post-venture stage opportunities; commencement of fund-raising efforts for TL Ventures III, a $285 million venture fund; completion of several mergers and acquisitions for certain private partnership companies; the transfer of the Company's real estate properties to a publicly traded REIT; and the successful completion of the Company's $115 million convertible debt offering.

Other Executive Compensation

         The Committee approved executive cash bonuses for 1996 equal to 100% of the target bonus amounts. As noted above under discussion of the CEO's compensation, these decisions were based on the significant stock price increase for the Company and on the Company and its partnership companies achieving a large portion of their financial and strategic objectives as outlined above. Also considered to a lesser extent in awarding bonuses was each executive's individual performance for the year. The Committee granted options under the Company's 1990 Stock Option Plan to certain of its new executives and employees and also granted options to certain executives and employees for exceptional performance during 1996. The relative number of options granted to new executives and employees was based on each such individual's responsibilities assumed.

         In February 1997, the Committee approved restricted stock awards and share unit grants to key executives and key employees under the Company's long term incentive plan in connection with investments made by the Company during 1996 in OAO International Corporation, Internet Capital Group, LLC, Mikros Systems Corporation, Mobile Broadcasting Corporation, Sentry Technology Group, Diablo Research Corporation, Whisper Communications, Micro Vision Medical Systems, Inc., SCP Private Equity Partners, TL Ventures III, and Enertech Capital Partners. These restricted stock awards and share unit grants will provide the participants under the long term incentive plan with the opportunity to acquire a maximum aggregate amount equal to 10% of the shares of stock held by the Company in OAO International Corporation, Internet Capital Group, LLC, Mikros Systems Corporation, Mobile Broadcasting Corporation, Sentry Technology Group, Diablo Research Corporation, Whisper Communications, Micro Vision Medical Systems, Inc., and up to 10% of the distributions made to the Company by SCP Private Equity Partners, TL Ventures III, and Enertech Capital Partners in excess of certain thresholds established by the Committee. Restricted stock awarded under the long term incentive plan is held in escrow by the Company and will be released to the grantee upon the attainment of certain thresholds and an initial public offering or sale of the subject company, or in any event after 10 years if the grantee remains an employee of the Company. The share unit awards are generally payable in four to five years (subject to adjustment by the Committee), with the exception of share unit awards in venture funds which are generally payable in ten years. Share unit awards may be paid in either cash or in shares of stock of each of these companies, at the Committee's discretion, and will be paid only if the market value of the shares of the subject company or the distributions by a venture fund to the Company exceed certain threshold levels established by the Committee, and payouts are based on the amount of the excess value or distributions above the threshold level at the time of payout. The awards under the long term incentive plan were allocated among the executives and key employees based on their relative positions in the Company. Mr. Musser does not participate in the long term incentive plan.

By the Compensation Committee:

Robert A. Fox              Vincent G. Bell, Jr.            Russell E. Palmer


Compensation Committee Interlocks and Insider Participation

         Directors Fox, Bell and Palmer comprise the Compensation Committee. Mr. Musser served on the Compensation Committee until October 1996, and is Chairman of the Board and Chief Executive Officer of the Company. Mr. Musser did not participate in discussions regarding his compensation and does not participate in the Company's stock option plans or long term incentive plan.

                             EXECUTIVE COMPENSATION

Summary Compensation of Executive Officers

         The following table sets forth information concerning compensation paid during the last three fiscal years to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1996.

____________________________________________________________________________________________________________________________________

                                                                                        Long Term Compensation
                                                                              ---------------------------------------
                                      Annual Compensation                            Awards               Payouts
                         ------------------------------------------------     ---------------------------------------
                                                                                             Securities     Long
                                                                Other                        Underlying     Term
                                                                Annual       Restricted       Options     Incentive    All Other
Name and Principal                    Salary       Bonus        Compen-          Stock          SARS        Payouts      Compen-
    Position             Year         ($)(1)      ($)(2)      sation($)(3)   Award(s)($)(4)    (#)(5)        ($)(6)    sation ($)(7)
------------------       ----        --------    --------      ------------   --------------   ----------   ---------   ------------
Warren V. Musser,        1996        $275,000    $137,500         --              --              --          --          $11,250
Chairman of the
Board and Chief          1995         275,000     206,000         --              --              --          --           11,250
Executive Officer(8)
                         1994         250,000     125,000         --              --              --          --           12,375
____________________________________________________________________________________________________________________________________
Donald R. Caldwell,      1996        $240,000    $117,998         --          $413,739 (9)     20,000         --          $15,398
President and Chief
Operating Officer        1995         240,000     278,305         --           276,540            --          --           11,250

                         1994         225,000     108,800         --            77,841        450,000         --            6,750
____________________________________________________________________________________________________________________________________
Charles A. Root,         1996        $240,000   $  96,000         --          $413,739 (9)        --       $ 87,561       $24,226
Executive Vice
President                1995         240,000     258,805         --           276,540        200,000(10)    69,009        13,911

                         1994         225,000      78,800         --            77,841            --        106,877        15,907
____________________________________________________________________________________________________________________________________
Jerry L. Johnson,        1996        $200,000    $154,039      $ 46,110       $379,079 (9)        --          --          $15,582
Senior Vice
President                1995          50,000      20,000         --            62,297        100,000         --                0
Operations(11)
____________________________________________________________________________________________________________________________________
Edward R. Anderson,      1996        $310,000    $360,907         --              --              --          --          $ 2,673
President and Chief
Executive Officer of     1995         310,000     416,020         --              --              --          --            3,750
CompuCom Systems, Inc.
                         1994         310,000     310,000      $608,874           --          350,000(12)     --            1,938

------------------------ ---------  ----------- -----------  ------------ --------------- -------------- -----------  ------------

(1) Includes annual compensation that has been deferred by Messrs. Musser, Caldwell, Root and Johnson pursuant to the Company's stock savings plan and by Mr. Anderson pursuant to the CompuCom Systems, Inc. 401(k) matched savings plan.

(2) With respect to Mr. Caldwell, the bonus paid in 1996 includes the value of 909 shares of Sybase, Inc. common stock awarded as a bonus in connection with the Company's earn-out provisions resulting from the sale of Micro Decisionware, Inc. to Sybase, Inc. With respect to Mr. Johnson, the bonus paid in 1996 includes the value of 310 shares of Sybase, Inc. common stock awarded as a bonus in connection with the Company's earn-out provisions resulting from the sale of Micro Decisionware, Inc. to Sybase, Inc., and the value of 1,163 shares of USDATA Corporation and 3,061 shares of Integrated Systems Consulting Group, Inc. awarded as a bonus.

(3) The amount stated for Mr. Johnson includes, among other things, $34,034 for club dues and initiation fees. While other named executives enjoy certain perquisites, for fiscal year 1996, perquisites and other personal benefits for such executive officers did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus and accordingly have been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(4) Any dividends that become payable will be paid on restricted stock awards at the same rate as paid to all shareholders. At December 31, 1996, each of Messrs. Caldwell and Root held the following shares of restricted stock granted in prior years with a value of approximately $462,800: 34,137 shares of MultiGen, Inc., 4,603 shares of Professional Training Services, Inc., 7,150 shares of Intellisource, Inc., 13,943 shares of DLB Systems, Inc., 11,010 shares of Sentry Technology, 24,331 shares of FormMaker Software, Inc., 39,375 shares of XL Vision, Inc., 17,000 shares of Diamond Technology Partners, Inc., and 17,910 shares of New Paradigm Ventures, Inc., and Mr. Johnson held 18,248 shares of restricted stock of FormMaker Software, Inc. with a value of approximately $62,300. At December 31, 1996, Messrs. Caldwell and Root each also held share units entitling them to participate in a percentage of distributions made by Technology Leaders II L.P. to the Company in excess of $10,028,000, and Mr. Root held share units entitling him to participate in a percentage of distributions made by Radnor Venture Partners, L.P. in excess of $9.6 million. The aggregate value of the share unit holdings is indeterminate until the payment date for each award. Restrictions on grants of shares of restricted stock of Integrated Systems Consulting Group, Inc. awarded to Messrs. Caldwell and Root in 1995 were released during 1996 upon the satisfaction of the conditions of the grant.

(5) Except as otherwise indicated in individual footnotes, options in this table are to acquire Common Stock of the Company.

(6) This amount represents distributions to Mr. Root equal to the value of 3,230 shares of Sybase, Inc. common stock as payment of share units in Micro Decisionware, Inc. and $9,395 as payment for share units entitling him to participate in a percentage of distributions made by Radnor Venture Partners, L.P. previously awarded under the Company's long term incentive plan.

(7)  The stated amounts for fiscal 1996 include the following amounts:
     $6,750 for each of Messrs. Musser, Caldwell, Root and Johnson as Company contributions under the Company's Money Purchase Pension Plan; $4,500 for each of Messrs. Musser, Caldwell and Root and $1,212 for Mr. Johnson as Company matching contributions under the Company's Stock Savings Plan; $4,148, $10,016, and $7,620 for each of Messrs. Caldwell, Root and Johnson, respectively, for life insurance premiums; and as to Mr. Root, $2,960 of above-market earnings on deferred compensation. With respect to Mr. Anderson, the stated amount is for matching contributions made by CompuCom under its 401(k) matched savings plan.

(8) Mr. Musser does not participate in the Company's stock option plans or long term incentive plan.

(9) This amount represents the fair market value on the grant date of February 12, 1997 of shares of restricted stock in OAO International Corporation, Internet Capital Group, LLC, Mikros Systems Corporation, Mobile Broadcasting Corporation, Sentry Technology Group, Diablo Research Corporation, and Whisper Communications awarded to Messrs. Caldwell, Root and Johnson and shares of restricted stock in Micro Vision Medical Systems, Inc. awarded to Mr. Johnson. Messrs. Caldwell, Root and Johnson each also received share units entitling them to participate in a percentage of distributions made to the Company by Enertech Capital Partners in excess of $6 million, by SCP Private Equity Partners, L.P. in excess of $40 million, and by TL Ventures III in excess of $20.6 million. These share units have an indeterminate value until the payment date for each award.

(10) Options granted by Coherent Communications Systems Corporation to acquire shares of common stock of Coherent Communications Systems Corporation, an affiliate of the Company.

(11) Mr. Johnson joined the Company in October 1995.

(12) Options granted by CompuCom Systems, Inc. to acquire shares of common stock of CompuCom, a subsidiary of the Company.

Stock Options

         The following tables set forth information with respect to options granted and exercised during fiscal year 1996 and the number of unexercised options and the value of unexercised in-the-money options at December 31, 1996. The information set forth in these tables relates to options granted to the named individuals by the Company to purchase shares of Company Common Stock, stock appreciation rights granted in affiliated companies under the Company's long term incentive plan, and options granted to certain of the named executives by subsidiaries and affiliates of the Company to purchase shares of each such subsidiary or affiliate.

__________________________________________________________________________________________________________________________

                                       Option/SAR Grants in Last Fiscal Year
__________________________________________________________________________________________________________________________
                                                                                                Potential Realizable
                                                                                                        Value
                                                                                                  At Assumed Annual
                                                                                                 Rates Of Stock Price
                                                                                                     Appreciation
                                  Individual Grants                                                For Option Term(1)
__________________________________________________________________________________________________________________________
                                             % of Total
                                              Options/
                                                SARS
                                             Granted To
                              Options/       Employees       Exercise Or
                                SARs         In Fiscal        Base Price      Expiration          5%             10%
          Name             Granted (#)(2)      Year           ($/Sh)(3)         Date             ($)             ($)
__________________________________________________________________________________________________________________________
Warren V. Musser                  0             --               --              --               --             --
__________________________________________________________________________________________________________________________
Donald R. Caldwell           20,000            13.3%           $31.00         12/12/04        $ 296,022       $709,025
__________________________________________________________________________________________________________________________
Charles A. Root                   0             --               --              --               --             --
__________________________________________________________________________________________________________________________
Jerry L. Johnson                  0             --               --              --               --             --
__________________________________________________________________________________________________________________________
Edward R. Anderson                0             --               --              --               --             --
__________________________________________________________________________________________________________________________

(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code of 1986, as amended, and any applicable state laws or option provisions providing for termination of an option following termination of employment, nontransferability, or vesting over periods of up to five years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of common stock of the Company or any of its subsidiaries or affiliates.

(2) The option vests 25% each year commencing on January 2, 1998 and has an eight-year term. The option continues vesting and remains exercisable so long as employment with the Company or one of its subsidiaries continues. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same day sales (i.e. cashless broker's exercises). The Compensation Committee has the authority to modify the terms of outstanding options, including acceleration of the exercise date of outstanding options.

(3) All options have an exercise price at least equal to the fair market value of the shares subject to each option on the date of grant.

__________________________________________________________________________________________________________________________

                           Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
__________________________________________________________________________________________________________________________

                                                                 Number Of Securities            Value Of Unexercised
                                                                Underlying Unexercised                In-The-Money
                                                                     Options/SARs                     Options/SARs
                                Shares                           At Fiscal Year-End (#)         At Fiscal Year-End ($)(1)
                               Acquired On      Value
          Name                 Exercise (#)  Realized($)    Exercisable       Unexercisable    Exercisable  Unexercisable
__________________________________________________________________________________________________________________________

Warren V. Musser                        0        --                  0                 0           --            --
__________________________________________________________________________________________________________________________
Donald R. Caldwell
 Company Options                   10,000   $  283,958         214,470           200,000       $5,969,408    $5,024,994
__________________________________________________________________________________________________________________________
Charles A. Root
 Company Options                   62,000   $1,992,930         104,800             7,200       $3,026,235    $  197,550
 Coherent Options                  40,000      735,651               0           120,000           --         2,040,000
 Tangram Options                        0        --            150,000                 0       $  750,000        --
 Gandalf SARs                       6,296       46,433               0                 0           --            --
__________________________________________________________________________________________________________________________
Jerry L. Johnson
  Company Options                       0        --             40,000            60,000       $  417,500    $  626,250
__________________________________________________________________________________________________________________________
Edward R. Anderson
 CompuCom Options                       0        --            465,000           310,000       $3,545,625    $2,363,750
__________________________________________________________________________________________________________________________


(1)  The value of unexercised in-the-money options is calculated based upon
     (i) the fair market value of the stock at December 31, 1996 less the option exercise price, multiplied by (ii) the number of shares subject to an option. On December 31, 1996, the per share fair market values utilized in calculating the values in this table were as follows: Company Common Stock, $31.75; Coherent common stock, $19.50; Tangram common stock, $6.00; and CompuCom common stock, $10.75.

                            STOCK PERFORMANCE GRAPHS


         The following graph compares the cumulative total return on the Company's Common Stock for the period from December 31, 1991 through December 31, 1996 with the cumulative total return on the Russell 2000 index and the peer group index for the same period.


________________________________________________________________________________________________

                        1991         1992         1993         1994         1995         1996
________________________________________________________________________________________________

Safeguard                100          125          164         236          1015         1303
________________________________________________________________________________________________

Russell 2000             100          118          141         138          178          207
________________________________________________________________________________________________

Peer Group               100          111          147         138          194          250
________________________________________________________________________________________________



1. The peer group consists of SIC Code 737--Computer Programming & Data Processing Services and SIC Code 5045--Computer, Peripheral Equipment and Software Wholesalers, with a 50% weighting for each SIC Code.

2. Assumes reinvestment of dividends. The Company has not distributed cash dividends during this period. Assumes a value of zero for all rights issued in rights offerings to the Company's shareholders.

3. Assumes an investment of $100 on December 31, 1991.


         The following graph compares the cumulative total return on the Company's Common Stock assuming an investment (as described below) in the stock offered in each of the rights offerings to the Company's shareholders, with the cumulative total return on the Russell 2000 index and the peer group index. The Company's primary method of providing investment returns to its shareholders is through rights offerings, and not through dividends. This graph, based on the assumptions described below, should provide a more comprehensive indication of the cumulative total return to the Company's shareholders by including both the value of the Company's Common Stock and the value of the various common stocks a shareholder could have obtained in the Company's rights offerings.

________________________________________________________________________________________________

                        1991         1992         1993         1994         1995         1996
________________________________________________________________________________________________

Safeguard                100          125          218         386          1437         1923
________________________________________________________________________________________________

Russell 2000             100          118          160         181          252          335
________________________________________________________________________________________________

Peer Group               100          111          168         178          271          391
________________________________________________________________________________________________


1. The peer group is the same as in the prior graph.

2. The cumulative total return on the Company's Common Stock assumes a cash investment to exercise all of the rights received in each rights offering made to the Company's shareholders since January 1, 1992. The subsequent cumulative returns on such stock holdings are included in the cumulative total return on the Company's Common Stock for the remainder of the comparison period. For each one share of Company Common Stock held on December 31, 1991, and taking into account stock splits, a shareholder is assumed to have acquired: (a) in 1993, 0.5 shares of Cambridge Technology Partners (Massachusetts), Inc. for $2.50; (b) in 1994, 0.667 shares of Coherent Communications Systems Corporation for $3.33; (c) in 1995, 0.50 shares of USDATA Corporation for $2.50; and (d) in 1996, 0.5 shares of Integrated Systems Consulting Group, Inc. for $2.50 and 0.60 shares of Sanchez Computer Associates, Inc. for $3.30. During the comparison period, the Company's Common Stock was split two-for-one to holders of record on September 7, 1994, three-for-two to holders of record on August 31, 1995, and two-for-one to holders of record on July 17, 1996; Cambridge Technology Partners (Massachusetts), Inc. Common Stock was split three-for-one to holders of record on May 29, 1996; and Coherent Communications Systems Corporation Common Stock was split two-for-one to holders of record on June 9, 1995.

3. Assumes reinvestment of dividends for each comparison index and an additional investment at the end of the month in which each Safeguard rights offering became effective in an amount equal to the amount of the assumed cash investment in the Safeguard index.

4. Assumes an initial investment of $100 on December 31, 1991.

5. Although the Company believes the assumptions made in calculating the values of the chart are reasonable, other assumptions could be used that may cause the graph of the Company's cumulative total return to be altered.

                              CERTAIN TRANSACTIONS

         In connection with restricted stock awards made under the Company's long term incentive plan in December 1994, January 1995, December 1995, and February 1997, the Company made available to the recipients of those grants two-year, full recourse loans to pay the related income taxes that the Company was required to withhold on the compensation resulting from the acquisition of such shares. The promissory notes delivered to the Company in connection with the December 1994 awards ("December 1994 Note") bear interest at the rate of 6.55% per annum, with principal and accrued interest repayable in two installments on each of the first and second anniversaries of the December Note. The promissory notes delivered to the Company in connection with the January 1995 awards ("January 1995 Note"), the December 1995 awards ("December 1995 Note"), and the February 1997 awards ("February 1997 Note") bear interest at the rate of 7.07% per annum, 5.57% per annum and 5.81% per annum, respectively, with principal and accrued interest repayable on the second anniversary of the respective notes. Each of these notes is secured by a pledge of the restricted shares granted to each individual. The principal and accrued interest under the December 1994 Note and January 1995 Note were paid in full by each note holder in December 1996 and January 1997, respectively. The highest outstanding total balance since January 1, 1996 under the notes delivered by each of Messrs. Caldwell, Root, and Johnson, named executive officers of the Company, Thomas C. Lynch, Michael W. Miles, James A. Ounsworth, and Glenn T. Rieger, executive officers of the Company, and Delbert W. Johnson, a director of the Company, was $204,335, $173,751, $28,926, $28,926, $86,927 $127,132, $86,932, and $63,301,
respectively, and the aggregate balance at February 28, 1997, was $313,002, $313,002, $197,016, $197,016, $173,596, $232,491, $173,596 and $99,579,
respectively.

         In March 1995, Robert E. Keith Jr., a director of the Company, delivered to the Company a full recourse promissory note in the amount of $275,288 in payment of certain taxes that were due upon Mr. Keith's exercise of an option to purchase shares of Cambridge Technology Partners (Massachusetts), Inc. Interest on the note accrues at the rate of 7.19% per annum and the principal and accrued interest is payable on March 31, 1997. In March 1997, Mr. Keith delivered to the Company $315,479 in full payment of the principal and accrued interest on the note.

         In August 1994, Mr. Anderson delivered to CompuCom, in payment of the purchase price of 350,000 shares of common stock of CompuCom that he acquired upon exercise of stock options, a full recourse, four-year promissory note in the amount of $1,181,250 which is secured by a pledge of the 350,000 CompuCom shares. Interest on the note accrues at the rate of 6% per annum and became payable annually beginning January 1, 1996. Mr. Anderson made interest payments of $100,584 and $65,050 in 1996 and 1997, respectively. In 1996, Mr. Anderson undertook to renegotiate the terms of the note, and in February 1997, delivered to CompuCom a new note in the amount of $1,181,250 which extended the payment of the principal to February 15, 1999. In March 1997, Mr. Anderson delivered $281,250 as a payment against principal, and CompuCom released 83,333 of the CompuCom shares that secured the note.

         The Company had extended to Valley Forge Capital Group, Ltd. ("VFCG"), a business mergers and acquisition advisory firm owned by Donald R. Caldwell, an interest-free $300,000 line of credit. The highest outstanding balance since January 1, 1996 under the line of credit was $230,000. In connection with the transfer by the Company of its real estate operations to Brandywine Realty Trust in the fourth quarter 1996, the outstanding balance of $230,000 under the line of credit was repaid through fees earned by VFCG in connection with the 1993 fee agreement between the Company and VFCG regarding its real estate properties.

           II. PROPOSAL TO AMEND THE COMPANY'S 1990 STOCK OPTION PLAN

         The Board believes that the following proposal to adopt a resolution providing for an amendment to the Company's 1990 Stock Option Plan is in the best interests of the Company and its shareholders and unanimously recommends a vote FOR approval of this proposal. Proxies received by the Board will be so voted unless shareholders specify otherwise on their Proxy cards.

Background and Proposed Amendment

         At the Annual Meeting, the shareholders will be asked to approve amendments to the Company's 1990 Stock Option Plan which was originally approved by the shareholders at the 1991 Annual Meeting and amended by the shareholders at the 1993 Annual Meeting.

         The proposed amendments are intended to simplify the 1990 Stock Option Plan as permitted by recent changes in the rules applicable to stock option plans under the federal securities laws. These rules generally provide an exemption from certain adverse consequences that would otherwise befall stock option plan participants under the federal securities laws, and most public companies structure their stock option plans to take advantage of this exemption. Among other things, the availability of an exemption under the new rules no longer requires that stock option plans be administered by a disinterested committee of the Board or that stock options be granted to directors only pursuant to a plan that sets forth a formula pursuant to which a director may be granted stock options.

         In particular, the Board adopted amendments to the 1990 Stock Option Plan, effective as of October 1996, (i) increasing the number of shares authorized for issuance upon exercise of options granted or to be granted under the 1990 Stock Option Plan by 250,000 shares, from 4,500,000 shares to 4,750,000 shares in the aggregate; (ii) adding non-employee directors and consultants as participants under the 1990 Stock Option Plan; and (iii) limiting the maximum aggregate number of shares of stock that shall be subject to Options granted under the Plan to any optionee to 1,000,000 shares. The amendments also eliminate the requirement for shareholder approval unless such approval is otherwise required by the New York Stock Exchange or the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), permit the Committee to terminate an employee's stock options in the event of an employee's termination of employment for cause, and permit transferability of non-qualified stock options in the Committee's discretion. The main purpose of the amendments set forth under (i) and (ii) above was to eliminate the necessity of maintaining a separate stock option plan for directors. Thus, upon receipt of shareholder approval of this proposal, the Stock Option Plan for Non-Employee Directors (the "Directors' Plan") will be terminated, and the 216,000 shares that remain available for grant under the Directors' Plan will no longer be available for future issuance. The additional shares that will be made available for the granting of options under the 1990 Plan are intended primarily to replace the shares that remain available at present under the Directors' Plan. The 1990 Stock Option Plan, as proposed to be amended, is hereinafter referred to as the "1990 Plan."

Features of the 1990 Plan

Purpose of the 1990 Plan

         The purpose of the 1990 Plan is to provide additional incentive to employees, non-employee directors and independent consultants and advisors of the Company and its subsidiaries and to increase their proprietary interest in the success of the enterprise to the benefit of the Company and its shareholders.

Shares Subject to the 1990 Plan

         As of March 21, 1997, after giving effect to the proposed increase in shares, there were 2,505,207 shares of Common Stock reserved for issuance upon the exercise of incentive stock options ("ISOs"), as defined in Section 422 of the Code, and non-qualified stock options ("NQSOs") under the 1990 Plan. Of the shares reserved for issuance, 1,395,723 are subject to outstanding options and 1,109,484 remain available for future grant. Shares subject to options which remain unexercised upon expiration or earlier termination of such options will again become available for issuance in connection with stock options awarded under the 1990 Plan. The closing price of the Company's Common Stock on the New York Stock Exchange on March 21, 1997 was $19.00 per share.

Administration

         The 1990 Plan is administered by the Compensation Committee (the "Committee"), which currently is composed of Messrs. Fox, Bell and Palmer. The Committee has the authority to interpret the 1990 Plan; to establish appropriate rules and regulations for the proper administration of the 1990 Plan; to select the persons to whom options should be granted; to determine the number of shares to be covered by such options, the times and dates at which such options shall be granted, and whether the options shall be ISOs or NQSOs; and generally to administer the 1990 Plan.

Eligibility

         Employees (including any directors who are also employees), non-employee directors and independent consultants or advisors of the Company or of any subsidiary who are significant contributors to the business of the Company and its subsidiaries are eligible to participate in the 1990 Plan. On March 21, 1997, there were approximately 90 persons eligible to participate in the 1990 Plan.

Stock Options

         The 1990 Plan requires that each optionee enter into a stock option agreement with the Company which incorporates the terms of the options and such other terms, conditions and restrictions, not inconsistent with the 1990 Plan, as the Committee may determine. The maximum aggregate number of shares of stock that shall be subject to options granted under the Plan to any optionee shall not exceed 1,000,000 shares.

         The option price will be determined by the Committee, but may not, with respect to ISOs, be less than the greater of 100% of the fair market value of the optioned shares of Common Stock or the par value thereof on the date of grant. If the grantee of an ISO under the 1990 Plan owns more than 10% of the total combined voting power of all shares of stock of the Company or of any parent or subsidiary of the Company, the option price cannot be less than 110% of the fair market value at the date of grant and the term of such option cannot be more than five years.

         The term of any other option granted under the 1990 Plan may not exceed ten years. Options will become exercisable in such installments and on such dates as the Committee may specify. The Committee may accelerate the exercise date of any outstanding options, in its discretion, if it deems such acceleration desirable. Any option held by an individual who dies while employed by the Company or any subsidiary, or whose employment with the Company and all subsidiaries is terminated, prior to the expiration date of such option, will remain exercisable by the former employee or his personal representative for a period of time following the employee's termination of employment or death as provided for in the 1990 Plan and the applicable option agreement, provided, however, that in the event of termination of employment for cause, the Committee, in its discretion, may terminate all Options held by an optionee at the date of termination and may require the optionee to forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates upon refund by the Company of the exercise price paid by the optionee for such shares. Options are generally not transferable, except at death, provided, however, that the Committee, in its discretion, may permit the transfer of NQSOs pursuant to a domestic relations order or to family members or other persons or entities on such terms as the Committee may determine.

         The 1990 Plan provides that the aggregate fair market value (determined as of the time the ISO is granted) of the shares with respect to which ISOs are exercisable for the first time by an optionee during any calendar year, under the 1990 Plan and any other ISO plan of the Company, or any parent or subsidiary of the Company, cannot exceed $100,000.

         The option price is payable (i) in cash or its equivalent; (ii) in shares of Common Stock of the Company previously acquired by the optionee, provided that if such shares were acquired through exercise of an ISO, such shares have been held by the optionee for a period of not less than the holding period described in section 422(a)(1) of the Code on the date of exercise, and that, in any case, such shares have been held by the optionee for the requisite period of time necessary to avoid a charge to the Company's earnings for financial reporting purposes and adverse accounting consequences to the Company with respect to the option, and provided further that each optionee may use the procedure described in this clause (ii) only once during any six-month period;
(iii) in any combination of (i) and (ii) above; or (iv) by delivering a properly executed notice of exercise of the option to the Company and a broker, with irrevocable instructions to the broker to promptly sell the underlying shares of Common Stock and deliver to the Company the amount of sale proceeds necessary to pay the exercise price of the option.

Adjustments Upon Changes in Capitalization, Mergers and Other Events

         The number of shares issuable under the 1990 Plan and upon the exercise of options outstanding thereunder, and the exercise price of such options, are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. In the event of a merger, consolidation or other specified corporate transaction, options will be assumed by the surviving or successor corporation, if any. However, in the event of such a corporate transaction, the 1990 Plan also authorizes the Committee to terminate options to the extent they are not exercised prior to consummation of such a transaction, and to accelerate the vesting of options so that they are immediately exercisable prior to the consummation of the transaction.

Duration and Amendment of the 1990 Plan

         The Board has the power, without the consent of the shareholders, to discontinue, amend or revise the terms of the 1990 Plan, provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required pursuant to the Code or the rules of any national securities exchange or over-the-counter market on which the Company's shares are then listed or included. The 1990 Plan will terminate on August 8, 2000 unless terminated earlier by the Board. No options may be granted after such termination, but options outstanding at the time of termination will remain exercisable in accordance with their terms.

Federal Income Tax Consequences

         Based on the advice of counsel, the Company believes that the normal operation of the 1990 Plan should generally have, under the Code, and the regulations and rulings thereunder, all as in effect on March 21, 1997, the federal income tax consequences described below.

Incentive Stock Options

         ISOs under the 1990 Plan are afforded favorable federal income tax treatment under the Code. If an option is treated as an ISO, the optionee will recognize no income upon the grant of the option and will recognize no income upon the exercise of the option except to the extent provided by the alternative minimum tax rules.

         Upon an optionee's sale of the shares (assuming that the sale occurs no sooner than two years after grant of the option and one year after exercise of the option), any gain will be taxed to the optionee as long-term capital gain. Under current law, capital gain is fully included in gross income and is taxed at the same rate as ordinary income, to the extent such tax rate on capital gain does not exceed 28%. Any loss on such sale will be treated as capital loss and thus may be used to offset up to $3,000 per year ($1,500 in the case of a married individual filing separately) of ordinary income.

         If the optionee disposes of the shares prior to the expiration of the one-year and two-year holding periods, the optionee will recognize ordinary income in an amount generally measured as the difference between the exercise price and the lower of the fair market value of the shares at the exercise date or the sale price of the shares. Any gain recognized on such a premature sale of the shares in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after the exercise or as short-term capital gain if the sale is made earlier. If an option is treated as an ISO and the optionee does not sell the shares prior to the expiration of the one-year and two-year holding periods, the Company is not entitled to any federal income tax deduction with respect to the ISO.

Non-qualified Stock Options

         All other options granted under the 1990 Plan are NQSOs and will not qualify for any special tax benefits to the optionee. Under present Treasury Regulations, the Company's stock options are not deemed to have a readily ascertainable value. Accordingly, an optionee will not recognize any taxable income at the time he or she is granted an NQSO. However, upon exercise of the option, the optionee will recognize ordinary income for federal income tax purposes in an amount generally measured as the excess of the then fair market value of the shares over the exercise price, which amount is subject to federal income tax withholding. Upon an optionee's resale of such shares, any difference between the sale price and the fair market value of such shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

         The Company will be entitled to a tax deduction in the amount and at the time that an optionee recognizes ordinary income with respect to the option, but generally only if the Company withholds the required amounts under the Code. Any required withholding in connection with the exercise of stock options under the 1990 Plan may, with the consent of the Committee, be satisfied by the optionee surrendering to the Company a portion of the shares issued upon exercise of his option or by delivering to the Company other shares of Common Stock of the Company.

         The 1990 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended to date. The comments set forth in the above paragraphs are only a summary of certain of the federal income tax consequences relating to the 1990 Plan. No consideration has been given to the effects of state, local and other tax laws on the optionee or the Company. The summary also does not reflect the special tax rules applicable to optionees who could be subject to liability under Section 16(b) of the Securities Exchange Act of 1934.

Approval by Shareholders

         Approval of the amendments to the 1990 Plan requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum representing a majority of all outstanding voting stock of the Company is present, either in person or by proxy, and voting on the 1990 Plan. If not so approved, then (i) the 1990 Plan in the form as approved by the shareholders at the 1993 Annual Meeting will remain in full force and effect, (ii) the aggregate number of shares of Common Stock that are subject to options granted under the 1990 Plan will not exceed 4,500,000 shares of Common Stock; and (iii) options to purchase an aggregate of 45,000 shares issued to non-employee directors of the Company on December 31, 1996 will remain outstanding outside of the 1990 Plan and will be governed by the terms of the individual stock option agreements.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Since 1986, the Company has retained KPMG Peat Marwick LLP as its independent public accountants and it intends to retain KPMG Peat Marwick LLP for the current year ending December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity at the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Shareholders"), to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and 10% Shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period January 1, 1996 through December 31, 1996, its officers, directors and 10% Shareholders complied with all applicable
Section 16(a) filing requirements, except for five transactions that were reported late by Mr. Caldwell and one transaction that was reported late by Mr. Root.


                                 OTHER BUSINESS

         The Company is not aware of any other business to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

         The Company's Annual Report for 1996, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the shareholders but is not to be regarded as proxy solicitation material.


Dated:  April 3, 1997

                           SAFEGUARD SCIENTIFICS, INC.
                             1990 STOCK OPTION PLAN

As adopted by the Board of Directors on August 8, 1990, as amended by the Board of Directors on February 25, 1991, and as approved by the shareholders on May 1, 1991; as amended by the Board of Directors on December 16, 1992, and as approved by the shareholders on May 11, 1993; as amended by the Board of Directors on October 25, 1996 and as approved by the shareholders on May ___, 1997. (Adjusted for 9/7/94 [2-for-1], 8/31/95 [3-for-2] and 7/17/96 [2-for-1] stock splits)

         1. Purpose. The purpose of this Stock Option Plan (the "Plan") is to provide additional incentive, in the form of stock options which may be either incentive stock options or non-qualified stock options, to employees (including employees who are also officers or directors), non-employee directors and Eligible Independent Contractors (as hereinafter defined) of Safeguard Scientifics, Inc., a Pennsylvania corporation (the "Corporation"), and its subsidiaries whose judgment, initiative and efforts contribute significantly to the successful operation of the Corporation's business, and to increase their proprietary interest in the success of the enterprise to the benefit of the Corporation and its shareholders.

         2. Definitions. When used in this Plan, unless the context otherwise requires:

            (a) "Board" shall mean the Board of Directors of the Corporation.

            (b) "Cause" shall mean, except to the extent otherwise specified by the Committee, a finding by the Committee that the Optionee has breached his or her employment or service contract, non-competition agreement, or other obligation with the Corporation, or has been engaged in disloyalty to the Corporation, including without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Corporation to persons not entitled to receive such information.

            (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

            (d) "Committee" shall mean the Committee designated by the Board to administer the Plan.

            (e) "Eligible Independent Contractor" shall mean an independent consultant or advisor hired by the Corporation to provide bona fide services for the Corporation that are not in connection with the offer or sale of securities in a capital-raising transaction.

            (f) "Employed by the Corporation" shall mean employment as an employee or Eligible Independent Contractor or member of the Board so that for purposes of exercising Stock Options, an Optionee shall not be considered to have terminated employment until the Optionee ceases to be an employee, Eligible Independent Contractor or member of the Board, unless the Committee determines otherwise.

            (g) "ISO" shall mean a stock option which, at the time such option is granted, qualifies as an incentive stock option, as defined in Section 422 of the Code.

            (h) "NQSO" shall mean a stock option which, at the time such option is granted, does not qualify as an ISO as defined in the Code.

            (i) "Optionee" shall mean an employee, non-employee director or Eligible Independent Contractor to whom an award is granted pursuant to the Plan.

            (j) "Options" shall mean all ISOs and NQSOs which from time to time may be granted under this Plan.

            (k) "Share" shall mean a share of the common stock, $.10 par value, of the Corporation.

            (l) "Parent" shall mean any corporate parent of the Corporation, as defined in Section 424(e) of the Code.

            (m) "Plan" shall mean the Safeguard Scientifics, Inc. 1990 Stock Option Plan, as amended from time to time.

            (n) "Subsidiary" shall mean any corporate subsidiary of the Corporation, as defined in Section 424(f) of the Code.

        3. Administration. The Plan shall be administered by a Committee of the Board of Directors, which shall consist of not less than two members of the Board of the Corporation, who shall be appointed by, and shall serve at the pleasure of, the Board. Each member of such Committee, while serving as such, shall be deemed to be acting in his capacity as a director of the Corporation.

        The Committee shall have full authority, subject to the terms of the Plan, to select the persons to whom ISOs or NQSOs may be granted under the Plan, to grant Options on behalf of the Corporation, and to set the number of Shares to be covered by such Options, the times and dates at which such Options shall be granted and exercisable and the other terms of such Options. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Corporation, its shareholders and all employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

        No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. Nothing herein shall be deemed to expand the personal liability of a member of the Board or Committee beyond that which may arise under any applicable standards set forth in the Corporation's by-laws and Pennsylvania law, nor shall anything herein limit any rights to indemnification or advancement of expenses to which any member of the Board or the Committee may be entitled under any by-law, agreement, vote of the shareholders or directors, or otherwise.

        4. Eligibility. The class of persons who shall be eligible to receive Options under the Plan shall be the employees (including any employees who are also officers or directors ), non-employee directors and Eligible Independent Contractors of the Corporation or of any Subsidiary. More than one Option may be granted to an Optionee under the Plan.

        The Committee may require that the exercise of the Option shall be subject to the satisfaction of conditions relating to the Optionee's position and duties with the Corporation and the performance thereof.

        5. Amount of Stock. The stock to be offered for purchase pursuant to Options granted under this Plan shall be treasury or authorized but unissued Shares, and the total number of such Shares which may be issued pursuant to Options under this Plan shall not exceed 4,750,000 Shares, subject to adjustment as provided in Section 16 hereof. The maximum aggregate number of shares of Stock that shall be subject to Options granted under the Plan to any Optionee shall not exceed 1,000,000. If any unexercised Options lapse or terminate for any reason, the Shares covered thereby may again be optioned.

        6. Stock Option Agreement. Each Option granted under this Plan shall be evidenced by an appropriate stock option agreement ("Agreement"), which Agreement shall expressly specify whether such Option is an ISO or NQSO and shall be executed by the Corporation and by the Optionee. The Agreement shall contain such terms and provisions, not inconsistent with the Plan, as shall be determined by the Committee. Such terms and provisions may vary between Optionees or as to the same Optionee to whom more than one Option may be granted.

        7. Option Price The exercise price under each Option granted hereunder shall be determined by the Committee in its discretion, provided, however, that the exercise price of an ISO shall in no event be less than an amount equal to the fair market value of the Shares subject to the ISO on the date of grant.

        8. Ten Percent Shareholders. If an Optionee owns more than ten percent of the total combined voting power of all shares of stock of the Corporation or of a Parent or Subsidiary at the time an ISO is granted to him, the Option price for the ISO shall be not less than 110% of the fair market value of the Shares subject to the ISO on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five years from the date the ISO is granted. The conditions set forth in this Section 8 shall not apply to NQSOs.

        9. Term and Exercise of Option.

          (a) Term. Each Option shall expire on such date as may be determined by the Committee with respect to such Option, but in no event shall any Option expire more than ten years from the date it is granted. The date on which an Option shall be granted shall be the date of the Committee's authorization of the Option or such later date as may be determined by the Committee at the time the Option is authorized.

          (b) Exercise. Options shall be exercisable in such installments and on such dates, and/or upon the occurrence of such events, as the Committee may specify. The Committee may accelerate the exercise date of any outstanding Options, in its discretion, if it deems such acceleration to be desirable. Except as provided in Section 11, no Option shall be exercised unless at the time of such exercise the Optionee is then employed by the Corporation or any Subsidiary. Exercisable Options may be exercised, in whole or in part, from time to time, by giving written notice of exercise to the Corporation at its principal office, specifying the number of Shares to be purchased and accompanied by payment in full of the aggregate Option price for such Shares. Only full Shares shall be issued under the Plan, and any fractional Share which might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.

          (c) Payment of Option Price. The Option price shall be payable (i) in cash or its equivalent; (ii) in the discretion of the Committee, in Shares previously acquired by the Optionee (including Shares acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate), provided that, if such Shares were acquired through exercise of an ISO, such Shares have been held by the Optionee for a period of not less than the holding period described in section 422(a)(1) of the Code on the date of exercise, and that, in any case, such Shares have been held by the Optionee for the requisite period of time necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and adverse accounting consequences to the Corporation with respect to the Option; (iii) in the discretion of the Committee, in any combination of (i) and (ii) above; or (iv) in the discretion of the Committee, by delivering a properly executed notice of exercise of the Option to the Corporation and a broker, with irrevocable instructions to the broker to deliver to the Corporation on the settlement date the amount of sale proceeds necessary to pay the exercise price of the Option.

          (d) Replacement Options. The Committee may, in its sole discretion and at the time of the original option grant, authorize the Optionee to receive automatically replacement Options pursuant to this part of the Plan. Any such replacement Option shall be granted upon such terms and subject to such conditions and limitations as the Committee may deem appropriate. Any replacement Option shall cover a number of shares determined by the Committee, but in no event more than the number of shares of the original Option exercised. The per share exercise price of any replacement Option shall equal the then current Fair Market Value of a Share, and shall have a term as determined by the Committee at the time of grant of the original Option.

          The Committee shall have the right, and may reserve the right in any Option grant, in its sole discretion and at any time, to discontinue the automatic grant of replacement Options if it determines the continuance of such grants to no longer be in the best interest of the Corporation.

          10. Maximum Value of ISOs. The aggregate fair market value of the Shares, determined as of the date of grant, with respect to which ISOs first become exercisable during any calendar year by an Optionee (under this Plan and any other plan of the Corporation or any parent or Subsidiary) shall not exceed $100,000.

          11. Termination of Employment.

              (a) Except as set forth below, and unless otherwise determined by the Committee at or after grant, in the event of termination (voluntary or involuntary) for any reason of an Optionee's employment by the Corporation or any subsidiary, all Options granted hereunder to such Optionee, to the extent exercisable on the date of termination, or to any greater extent permitted by the Committee, may be exercised by the Optionee at any time within ninety days after the date of such termination, provided, however, that in no event shall any Option be exercisable after the expiration of its term.

              (b) Unless otherwise determined by the Committee at or after grant, if the termination of employment is due to disability (as defined in Section 22(e)(3) of the Code), the Optionee shall have the privilege of exercising the unexercised Option to the extent such Option was exercisable on the date of such termination due to disability, or to any greater extent permitted by the Committee, within one year of such date, provided, however, that in no event shall any Option be exercisable after the expiration of its term.

              (c) Unless otherwise determined by the Committee at or after grant, if the Optionee dies within three months of termination of employment or the termination of employment is due to the death of the Optionee while in the employ of the Corporation or a subsidiary, the estate of the holder or the person or persons who acquired the right to exercise such Option by bequest or inheritance, shall have the privilege of exercising the unexercised Option to the extent such Option was exercisable on the date of such termination, or to any greater extent permitted by the Committee, within one year of the earlier of the date of termination or the date of death, but in no event shall any Option be exercisable after the expiration of its term.

              (d) Unless otherwise determined by the Committee at or after grant, if the Corporation terminates the employment of the Optionee for Cause, any Option held by such Optionee shall terminate as of the date the Optionee ceases to be employed by the Corporation, and the Optionee shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Corporation has not yet delivered the share certificates upon refund by the Corporation of the exercise price paid by the Optionee for such Shares.

              (e) Notwithstanding the provisions of subparagraphs 11(a), 11(b), 11(c) and 11(d) above, the Committee may determine with respect to any NQSO that such NQSO shall terminate at a time later than the expiration of such three-month or one-year periods, as set forth in the Agreement.

          12. Withholding and Use of Shares to Satisfy Tax Obligations.

              (a) Required Withholding. The obligation of the Corporation to deliver Shares upon the exercise of any Option shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Corporation may require the Optionee or other person receiving such Shares to pay to the Corporation the amount of any such taxes that the Corporation is required to withhold with respect to such Options, or the Corporation may deduct from other wages paid by the Corporation the amount of any withholding taxes due with respect to such Options.

              (b) Election to Withhold Shares. If the Committee so permits, an Optionee may elect to satisfy the Corporation's income tax withholding obligation with respect to an Option by having shares withheld up to an amount that does not exceed the Grantee's maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

          13. Non-Assignability. Each Option granted under the Plan shall be non-transferable by the Optionee except by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by him. Notwithstanding the foregoing, the Committee may provide, at or after grant, that an Optionee may transfer NQSOs pursuant to a domestic relations order or to family members or other persons or entities on such terms as the Committee may determine.

          14. Issuance of Shares and Compliance with Securities Acts. Within a reasonable time after exercise of an Option, the Corporation shall cause to be delivered to the Optionee a certificate for the Shares purchased pursuant to the exercise of the Option. At the time of any exercise of any Option, the Corporation may, if it shall deem it necessary and desirable for any reason connected with any law or regulation of any governmental authority relative to the regulation of securities, require the Optionee to represent in writing to the Corporation that it is his then intention to acquire the Common Stock for investment and not with a view to distribution thereof and that such Optionee will not dispose of such shares in any manner that would involve a violation of applicable securities laws. In such event, no shares shall be issued to such holder unless and until the Corporation is satisfied with such representation. Certificates for Shares issued pursuant to the exercise of Options may bear an appropriate securities law legend.

          15. Rights as a Shareholder. An Optionee shall have no rights as a shareholder with respect to Shares covered by his Option until the date of the issuance or transfer of the Shares to him and only after such Shares are fully paid. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance or transfer.

          16. Stock Adjustments. In the event of a reorganization, recapitalization, change of shares, stock split, or spinoff, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Corporation, the Committee shall make such adjustment as it, in its sole discretion, deems appropriate in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by grants made under the Plan or in the purchase prices of outstanding Options, and such adjustments shall be effective and binding on the Optionee and the Corporation for all purposes of the Plan, provided, however, that no such adjustments shall be made to any ISO without the Optionee's consent if such adjustment would cause such ISO to fail to qualify as such under Section 422 of the Code.

              In the event of a corporate transaction (as that term is described in Section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Option shall be assumed by the surviving or successor corporation, provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Options if it determines that such termination is in the best interests of the Corporation. If the Committee decides to terminate outstanding Options, the Committee shall give each Optionee holding an Option to be terminated not less than seven days' notice prior to any such termination by reason of such a corporate transaction, and any such outstanding Option which is to be so terminated may be exercised (if and only to the extent that it is then exercisable) up to and including the date immediately preceding such termination. Notwithstanding the preceding sentence, as provided in Section 9 hereof, the Committee, in its discretion, may accelerate, in whole or in part, the date on which any or all Options become exercisable.

          17. Adoption by Board and Approval by Shareholders. This Plan becomes effective on August 8, 1990 (the date the Plan was adopted by the Board), provided, however, that if the Plan is not approved by a majority of the votes cast at a duly held meeting at which a quorum representing a majority of all outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the Plan, within 12 months after said date, the Plan and all Options granted hereunder shall be null and void and no additional Options shall be granted hereunder.

          18. Termination and Amendment of the Plan. Subject to the right of the Board to terminate the Plan prior thereto, the Plan shall terminate on, and no Options shall be granted hereunder after, August 8, 2000. The Board shall have power at any time, in its discretion, to amend, abandon or terminate the Plan, in whole or in part, provided that no such action shall affect any Options theretofore granted and then outstanding under the Plan. Nothing contained in this Section 18, however, shall terminate or affect the continued existence of rights created under Options issued hereunder and outstanding on August 8, 2000, which by their terms extend beyond such date.

              The Board may amend or terminate the Plan at any time or from time to time, but no amendment or termination shall be made which would impair the rights of an Optionee under an Option theretofore granted without the Optionee's consent; and provided, further that the Board shall not amend the Plan without shareholder approval if such approval is required pursuant to the Code or the rules of any national securities exchange or over-the-counter market on which the Corporation's Shares are then listed or included.

          19. Interpretation. A determination of the Committee as to any question which may arise with respect to the interpretation of the provisions of this Plan or any Options shall be final and conclusive, and nothing in this Plan, or in any regulation hereunder, shall be deemed to give any Optionee, his legal representatives, assigns or any other person any right to participate herein except to such extent, if any, as the Committee may have determined or approved pursuant to this Plan. The Committee may consult with legal counsel who may be counsel to the Corporation and shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel.

          20. Governing Law. With respect to any ISOs granted pursuant to the Plan and the Agreements thereunder, the Plan, such Agreements and any ISOs granted pursuant thereto shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the Commonwealth of Pennsylvania shall govern the operation of, and the rights of Optionees under, the Plan, the Agreements and any Options granted thereunder.

          21. Rule 16b-3 Compliance. Unless an Optionee could otherwise transfer Shares issued hereunder without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of grant of an Option to the date of disposition of the Shares issued upon exercise of the Option.

PROXY

                         SAFEGUARD SCIENTIFICS, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby constitute and appoint Warren V. Musser, Donald R. Caldwell and James A. Ounsworth, and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me as specified on the reverse side and, in their discretion, on all other matters which may properly come before the 1997 Annual Meeting of Shareholders of Safeguard Scientifics, Inc. to be held on May 8, 1997, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE APPROVAL OF THE AMENDMENTS TO THE COMPANY'S 1990 STOCK OPTION PLAN, AND AS THE PROXIES MAY DETERMINE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

      PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE AND
                 RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                              FOLD AND DETACH HERE

                                                        Please mark      [X]
                                                        your votes as
                                                        indicated in
                                                        this example



The Board of Directors recommends a vote FOR proposals 1 and 2.
                                                                          WITHHELD
1.  ELECTION OF DIRECTORS                                          FOR    FOR ALL
    Nominees:                                                      [ ]      [ ]
    Warren V. Musser Peter Likins                                  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
    Vincent G. Bell, Jr. Jack L. Messman                WITHHELD   NOMINEE WHILE VOTING FOR THE REMAINDER, STRIKE A
    Donald R. Caldwell Russell E. Palmer         FOR    FOR ALL    LINE THROUGH THE NOMINEE'S NAME IN THE LIST.
    Robert A. Fox John W. Poduska Sr.            [ ]     [ ]       TO CUMULATE VOTES, WRITE THE NAME OF THE
    Delbert W. Johnson Heinz Schimmelbusch                         NOMINEE(S) AND THE NUMBER OF VOTES TO BE CAST FOR
    Robert E. Keith, Jr. Hubert J.P. Schoemaker                    EACH NOMINEE IN THE SPACE PROVIDED BELOW,
                                                                   FOLLOWED BY "CUMULATE FOR."

2. AMENDMENT TO 1990 STOCK OPTION PLAN
                                   FOR   WITHHELD   ABSTAIN
                                   [ ]      [ ]       [ ]
SIGNATURE(S)____________________________________ DATE:___________________
THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. Joint tenants must both sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation or partnership, please give full title.

                              FOLD AND DETACH HERE

                        Your Proxy vote is important,
                 regardless of the number of shares you own.
           Whether or not you plan to attend the meeting in person,
           please complete, date and sign the above Proxy card and return it without delay in the enclosed envelope.